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                                                                    Exhibit 10.4

                            AVAX TECHNOLOGIES, INC.
                          375 PARK AVENUE, SUITE 1501
                            NEW YORK, NEW YORK 10152

                                  May 17, 1996

VIA FACSIMILE
(816) 444-8434

Jeffrey M. Jonas, M.D.

Dear Jeffrey:

     It was a pleasure speaking with you again about the possibility of your joining AVAX Technologies, Inc. (the "Corporation") as President, Chief Executive Officer and Director. Accordingly, I would like to extend to you the following offer of employment:

     1. A base salary of $200,000 per annum, subject to semiannual review commencing twelve months from the original date of employment. In addition, you shall be entitled to a $12,500 signing bonus payable within 30 days of the signing of this Agreement. In the event you are terminated without cause or you terminate your employment for cause, you shall be entitled to receive as severance the base salary for one year following such termination, subject to set-off for amounts earned from alternative employment. At the end of your first year of employment, you shall be entitled to a bonus of $25,000. In addition, at the discretion of the Board of Directors, you shall also be eligible for a bonus of up to $175,000.

     2. Options to purchase 637,745 of the shares of Common Stock of the Corporation (representing 5% of the anticipated 12,745,902 fully-diluted shares of common stock of the Company to be outstanding if the Company raises $12,000,000 during the current private placement offering (the "Offering"), exercisable for 7 years at an exercise price equal to $.50. Your options shall vest and be exercisable (subject to resale restrictions for a period of up to 18 months following any public offering), and provided you are still employed by the Corporation on such dates, one-sixteenth each quarter until the fourth anniversary


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          of the commencement of such employment, at which point all remaining shares shall be vested. In the event that the Offering is for less than $12,000,000 the Company shall have the right to repurchase for $.001 per share the number of shares underlying the Options needed to adjust the Options granted such that you will have options to purchase 5% of the outstanding shares of common stock of the Company at the close of the current Offering.

          In addition to the foregoing stock options you shall be entitled to additional stock options from time to time at the discretion of the Board of Directors.


     3. The Corporation shall reimburse you for all normal, usual and necessary expenses incurred by you in furtherance of the business and affairs of the Corporation, including reasonable travel (including cost of reasonable lodging and transportation between New York and Kansas City as necessary), against receipt by the Corporation of appropriate vouchers or other proof of the CEO's expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Board of Directors of the Corporation.

     4. It is the intention that the Company will be located in Kansas City or such other location that you deem advisable. Please be aware, however, that it is expected that Board of Director's meetings will be held in New York every other month.

     5. You shall be, during the time of your employment, entitled to vacations of not less than three (3) weeks per annum.

     6. The Corporation shall make available to you and your dependents, such paid medical, long-term disability, life insurance up to $200,000 and such other health benefits as the Corporation makes available to its other senior officers and directors.

     7.   Your start date shall be June 1, 1996.

     8. Please be aware that the foregoing offer is subject to the satisfactory completion by us of our reference due diligence process.


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     9.   The parties intend that an employment agreement satisfactory to the
          Company and you will be signed within a reasonable time after the commencement of your employment and will contain the foregoing provisions and additional provisions relating to, without limitation, confidentiality of certain information and restrictions on activities in competition with the Company.

                                              Sincerely,

                                              /s/ Carl Spana
                                              --------------------
                                              Carl Spana, Ph.D.
                                              Interim President

AGREED AND ACCEPTED:

/s/ Jeffrey Jonas
----------------------
Jeffrey M. Jonas, M.D.



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                       AVAX Technologies, Inc.
                          4520 Main Street
                             Suite 930
                     Kansas City, Missouri 64111

                                                          April 7, 1997


Dr. Jeffrey Jonas

AVAX Technologies, Inc.
4520 Main Street
Suite 930
Kansas City, Missouri 64111

Dear Jeff:

     This will confirm our agreement to amend to your letter of employment dated May 17, 1996 to add the following paragraphs 10 and 11:

10. The initial term of your employment agreement will expire on March 31, 1999. In the event that a Change of Control (as hereafter defined) occurs and, prior to the expiration of the initial term, your employment is terminated by the Company without cause or by you with cause, (i) you will be entitled to two times your base salary in effect at the time of the Change of Control or at the time of termination, whichever is higher, and (ii) all options granted to you in paragraph 2 that have not yet vested shall immediately vest. A "Change of Control" shall be deemed to have occurred in the event either:

     (a) any person or group acquires beneficial ownership of more than 50% of the then outstanding shares of the Company's common stock, provided that (i) the acquisition of common stock by the Company, any of its employee benefit plans or Paramount Capital, Inc. or any of its non-operating company affiliates shall not constitute a Change of Control and (ii) the acquisition of common stock from the Company by any person or group shall not constitute a Change of Control if at both the time such person or group agreed to acquire such common stock and the time such acquisition is consummated the market capitalization of the Company is less than $100 million; or

     (b) a merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination") is consummated unless, following such Business Combination, at least a majority of the members of the Board of Directors of the surviving entity or transferee were members of the Board of Directors of the Company at the time of the initial action of the Board of Directors providing for such Business Combination.
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For purposes of clause (a)(i) above, the "non-operating company affiliates" of
Paramount shall mean all affiliates of Paramount that are not primarily engaged in product development and shall include, without limitation, Paramount Capital Asset Management ("Asset Management") and any investment funds now existing or hereafter created which are owned or managed by Paramount, Asset Management or by any of Paramount's or Asset Management's officers, directors or shareholders, including without limitation The Aries Domestic Funds, L.P. and The Aries Fund, a Cayman Islands Trust. For purposes of clause (a)(ii) above, the market capitalization of the company shall be determined by treating all equity securities of the Company convertible into common stock as having been converted regardless of their conversion price; by treating all warrants for the Company's common stock held by Paramount and its officers, directors and employees outstanding options and warrants for the Company's common stock as having been exercised to the extent their exercise price was less than the market price for the Company's common stock at the time of determination; and by treating all debt securities of the Company convertible into common stock as having been converted only to the extent their conversion price was less than the market price for the Company's common stock at the time of determination.

You shall be entitled to terminate your employment for cause following a Change of Control if (a) the Company does not provide you with a position, authority or duties at least equivalent to the most significant position, authority or duties held by you during the 120 days ending on the date of the Change of Control or (b) the Company requires you to be based at any office other than in Kansas City, Mo. or requires you to travel outside the Kansas City area for more than 30 business days in any 40-business day period, in each case if such circumstance is not remedied within five business days after written notice from you.

11. All shares of the Company's common stock acquired by you pursuant to the exercise of the options referenced in paragraph 2 or any other options grant to you shall be subject to an unconditional lock-up for a period of two years from the later of the effectiveness of the initial registration statement relating to the common stock or the initial listing of such common stock on NASDAQ or any securities exchange. The OTC electronic bulletin board shall not be deemed a securities exchange for this purpose.

                                       Very truly yours,


                                       /s/ Carl Spana
                                       ------------------------
                                       Carl Spana
                                       Director
Agreed:


/s/ Jeffrey M. Jonas, M.D.
---------------------------
Dr. Jeffrey Jonas